Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 of our report, dated March 4, 2020, with respect to our audits of the consolidated financial statements of Oragenics, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida
May 29, 2020